Exhibit 99.1

April 26, 2017

TrueCar Announces Pricing of Public Offering

SANTA MONICA, Calif., April 26, 2017 (GLOBE NEWSWIRE) — TrueCar, Inc. (NASDAQ:TRUE) today announced the pricing of its public offering of 9,000,000 shares of its common stock at a price to the public of $16.50 per share.

TrueCar is selling 1,000,000 shares of common stock in the offering and certain existing stockholders of the company are selling 8,000,000 shares in the offering. TrueCar and the selling stockholders have granted the underwriters’ a 30-day option to purchase a total of up to 1,350,000 additional shares at the public offering price, less underwriting discounts and commissions. TrueCar will not receive any proceeds from the sale of the shares by the selling stockholders.

Goldman, Sachs & Co. and J.P. Morgan are acting as lead book-running managers for the offering, and RBC Capital Markets and JMP Securities are acting as book-running managers for the offering. B. Riley and Co., Craig-Hallum Capital Group, Stephens Inc., and Loop Capital Markets are acting as co-managers.

A shelf registration statement on Form S-3 (File No. 333-215614) relating to the shares of common stock being offered has been declared effective by the Securities and Exchange Commission (“SEC”). This offering may only be made by means of a prospectus supplement and the accompanying prospectus. The preliminary prospectus supplement related to the offering was filed with the SEC on April 24, 2017. The related final prospectus supplement and accompanying prospectus will be filed with the SEC and, when available, may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov; by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471¬2526, or by email at prospectus-ny@gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204, or by email at prospectus-eq_fi@mchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TrueCar

TrueCar, Inc. (NASDAQ:TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 14,000 Certified Dealers also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam’s Club. Over one third of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas.

TrueCar media line: +1-844-469-8442 (US toll-free) | Email: pressinquiries@truecar.com

Contact

Alison Sternberg

Vice President, Investor Relations and Administration

424-258-8771

asternberg@truecar.com

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Source: TrueCar, Inc.

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